EXHIBIT 10.83

                                                                  Silicon Valley
                                                  2000 Bridge Parkway, Suite 201
                                                        Redwood Shores, CA 94065

[WHERIFY LETTERHEAD]


November 29, 2004

#158-ADP
Gerald Parrick
3743 Scott Street
San Francisco, CA 94123


Re:      Offer of employment at Wherify Wireless, Inc.

Dear Jerry:

      We are very pleased to invite you to join Wherify Wireless, Inc. (the "Company").

      1. Duties and Responsibilities. Your initial assignment will be as the Company's President and acting Vice President of Sales and Marketing reporting to the Company's Chief Executive Officer. Your responsibilities will include and not be limited to Sales, Marketing, Engineering and Manufacturing. This offer is for a full time position, located at the headquarters of the Company in Redwood Shores, California. The position will require you to travel to other locations as may be necessary to fulfill your responsibilities.

      2. Salary. Your initial monthly base salary will be $15,416.66 payable in accordance with the Company's customary payroll practice. This equates to base compensation of $185,000.00 on an annual basis. Your salary is subject to periodic review and adjustment by the Company's Board of Directors.

      3. Benefits and Vacation. You will be eligible to receive the Company's standard employee benefits package, and to accrue paid vacation and holidays under the Company's vacation plan.

      4. Stock Option. The senior management of the Company will recommend that the Board of Directors grant you an option to purchase up to 100,000 shares of the Company's Common Stock under the terms of the Company's 1999 Stock Option Plan. Options typically are granted at the next meeting of the Company's Board of Directors following your commencement of employment. The exercise price for this option will be the fair market value of the Company's Common Stock on the grant date of such option. Following your formal written acceptance of the stock option grant, the option will vest in accordance with the following schedule:


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            (a)   the option will vest with respect to 1/16th of the total
                  number of shares purchasable upon exercise of the option (6.25% of the total option grant) after three months of continuous employment; and

            (b) the option will vest with respect to an additional 1/48th of the option shares (approximately 2.08333% of the total option grant) at the close of each month during the remaining term of the option, so that the entire option is vested after four years of continuous employment.

      Please note that at present the Company's shares are not listed on any stock exchange, publicly traded or qualified for sale to the public. Any issuance, offer or sale of the Company's shares (including shares issuable upon exercise of your option) will be subject to compliance with state and federal securities law and the terms of any underwriting, offering or listing agreements.

      5. Employee Confidential Information and Inventions Agreement. To enable the Company to safeguard its proprietary and confidential information, it is a condition of employment that you agree to sign the Company's standard form of "Employee Confidential Information and Inventions Agreement." A copy of this agreement is enclosed for your review. We understand that you are likely to have signed similar agreements with prior employers, and wish to impress upon you that the Company does not want to receive the confidential or proprietary information of others, and will support you in respecting your lawful obligations to prior employers.

      6. At-Will Employment. Should you decide to accept our offer, you will be an "at-will" employee of the Company. This means that either you or the Company may terminate the employment relationship with or without cause at any time. Participation in any stock option, benefit, compensation or incentive program does not change the nature of the employment relationship, which remains "at-will".

      7. Severance. Should the Company at any time terminate your employment without Cause, or should you at any time terminate your employment due to constructive termination, you will be entitled to a severance payment equal to four months of salary at your then-applicable base salary rate. The severance payment will be subject to applicable withholding requirements and payroll taxes. For purposes of this paragraph (a) "Cause" means: (i) your failure to perform your reasonable duties in a satisfactory fashion after receipt of two written warnings over a period of at least ninety days; (ii) misconduct by you that is demonstrably and materially injurious to the Company, (iii) you being convicted of a felony involving "moral turpitude", (iv) your commission of an act of fraud against, or the misappropriation of property belonging to, the Company, (v) your commission of any acts of gross negligence or willful misconduct, or (vi) your material breach of any confidentiality or proprietary information agreement between the Company and you; and (b) "constructive termination" means (i) your demotion or a significant reduction in your duties, authority, or responsibility, (ii) an involuntary reduction in base salary or an involuntary reduction in benefits under the terms of this agreement and/or the Company's group benefit plan, including equity benefits, except to the extent that all other executive officers are similarly affected by either of those reductions, (iii) an involuntary relocation of the Company (or its successor or assign) resulting in a significantly increased time of commute between your current residence and the Company's location, except to the extent that all other executive officers are similarly affected by any such relocation, (iv) any material breach by the Company of the terms of this agreement, and (v) any failure of the Company to obtain the assumption of this agreement by a successor or assign of the Company.


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      8. Authorization to Work. Federal government regulations require that all prospective employees present documentation verifying their identity and demonstrating that they are authorized to work in the United States. If you have any questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please contact our Human Resources Department.

      9. Complete Offer and Agreement. This letter contains our complete understanding and agreement regarding the terms of your employment by the Company. There are no other, different or prior agreements or understandings on this or related subjects. Changes to the terms of your employment can be made only in a writing signed by you and an authorized executive of the Company, although it is understood that the Company may, from time to time, in its sole discretion, adjust the salaries, incentive compensation and benefits paid to you and its other employees, as well as job titles, locations, duties, responsibilities, assignments and reporting relationships.

      10. Start Date; Acceptance of Offer. We hope that you will accept this offer promptly, and begin your full-time employment at Wherify by November 29, 2004. If our offer is acceptable to you, please sign the enclosed copy of this letter in the space indicated and return it to me at your earliest convenience.

      Jerry, our team was impressed by your accomplishments and potential, and we are enthusiastic at the prospect of your joining us. I look forward to your early acceptance of this offer, and to your contributions to the growth and success of Wherify.

                                       Sincerely,



                                       Timothy Neher
                                       President and Chief Executive Officer

ACCEPTANCE OP EMPLOYMENT OFFER:

I accept the offer of employment by Wherify Wireless, Inc. on the terms described in this letter.

Signature:____________________________________________________

Date:.________________________________________________________

My start date will be:


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